Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS THIRD-QUARTER 2004 RESULTS

•	Revenues increase 28 percent over second quarter; moderate increase expected to continue

•	Company achieves a 22 percent positive gross margin for the quarter

•	Net loss narrows significantly in the third quarter

•	Break-even expected in the fourth quarter as a result of increased backlog

GALION, Ohio, November 10, 2004 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the third quarter ended September 30, 2004.

PECO II reported net sales of $9.2 million in the third quarter of 2004, compared with $8.5 million in the third quarter of 2003. The Company also reported a net loss of $449,000, or $0.02 per diluted share, for the third quarter of 2004, compared with a net loss of $4.1 million, or $0.19 per diluted share, for the third quarter of 2003.

The Company achieved a positive gross margin of $2.0 million for the third quarter of 2004, compared with a negative $1.1 million in the third quarter of 2003. The improvement in the gross margin was due to more cost-effective products and to increased volumes, which in turn increased overhead absorption in the product segment while better cost control positively impacted gross margins in the service segments.

The Company’s net headcount increased in the third quarter of 2004 from 313 to 343. Headcount in the product segment increased because of improved volumes, while personnel levels in the service segment decreased slightly.

Cash flows used by operating activities were $717,000 in the third quarter of 2004, primarily due to operating losses and increases in accounts receivable and prepaid expenses. Partially offsetting these uses of cash, inventory decreased by $110,000 in the third quarter of 2004, compared with the second quarter of 2004.

PECO II, Inc. Third-quarter 2004 Results/2

The book-to-bill ratio was 1.0 in the third quarter of 2004, the same as in the second quarter. The increase in booking volume in the third quarter provides reassurance that volume will continue to increase moderately. The customer order backlog of $4.0 million was an 8.9 percent increase over the second quarter. The backlog subsequently increased by $2.8 million as a result of orders that were anticipated in the third quarter but came in one week after the quarter ended. With the increase in backlog, the Company expects to break even for the fourth quarter of 2004.

Research and development (R&D) expenses were $732,000 in the third quarter of 2004, a 13 percent decrease from $845,000 in the comparable quarter in 2003. Selling, general and administrative (SG&A) expenses for the third quarter of 2004 were $1.9 million, a decrease of 13.1 percent compared with the same period a year ago.

Net sales for the first nine months of this year were $23.0 million, compared with $29.5 million in the first nine months of 2003. The Company reported a net loss of $5.5 million, or $0.26 per diluted share, for the nine-month period of 2004, compared with a net loss of $33.9 million, or $1.60 per diluted share, for the same prior-year period. The loss for the first nine months of 2003 included an $8.6 million inventory impairment charge, a $3.3 million machinery and equipment impairment charge, a $1.1 million real estate impairment charge, and a $5.7 million goodwill and intangible asset impairment.

In October, the Company signed an agreement with a new bank for all banking services, as well as a line of credit for $3.5 million. Because of losses it has incurred over the prior three years, the Company will be required to maintain a certificate of deposit as collateral for the amount of the line of credit.

Business Outlook

“Revenue continued to rise during the quarter, and we ended the quarter with an improving backlog,” said James Green, president and chief executive officer. “Consolidation among key customers continued, causing some capital programs to be deferred while other customers moved their programs into higher gear. The global economic picture continues to brighten, increasing demand for our customers to improve their service capability. The driving forces for capital investment by wireless carriers are the needs for improved area coverage and additional traffic capacity, as well as system upgrades. All this improved our customers’ profitability, their cash flow and their ability and desire to make further investments. We are well positioned with the principal carriers to benefit from these CAPEX programs.”

Green added, “Sales of large power plants for network infrastructure and base station equipment increased in the quarter. We captured new system audit and plant records contracts, involving our proprietary PowerPro® equipment management and planning software. These orders will provide continuing revenue over time.

“To take full advantage of improving market conditions, we stepped up our sales and marketing efforts including public and private showings and demonstrations of our equipment. Our strategy of offering power products along with focused solutions to customer needs is creating new opportunities for our products.”

PECO II, Inc. Third-quarter 2004 Results/3

As indicated in earlier reports, the Company has accelerated its product development program, which is producing positive results. Examples of recently introduced products include:

•	The 128, +24VDC power system, with front access, is a versatile compact package for either cabinet or rack applications. It provides 200 Amps at +24VDC, housed in a compact seven-inch (height) distribution center. This PECO II solution is a derivative of the larger Cell Site Power +24VDC Power System, utilizing the same rectifier building blocks and boasting distribution and monitoring and communications (modem and Ethernet) found in larger plants. This system is easy to install and maintain, while the remote accessibility allows the customer to view the plant status without going to the site.

•	PECO II is developing a line of environmentally controlled, configurable cabinets available in indoor or outdoor styles and designed to meet the stringent NEBS GR83 seismic requirements. Orders for this product equipped with the new 128 power plant (described above) as an outdoor battery cabinet solution are currently being filled for a major Tier 1 North American wireless carrier.

•	The 827 Inverter System has increased capacity and is now expandable from 1.2 KVA up to 28.8 KVA. Designated the 827E, it offers PECO II unique N+1 hot-insertable inverter module technology, providing flexibility to economically grow the system as power requirements increase. This provides customers the convenience of adding power at a minimum expense.

•	The 162LP +24VDC system with optional –48VDC converters offers plug-in rectifier shelves for factory or field installation, flexible distribution and telephone office control and communications features. This allows customers to save money at the time of purchase by equipping the base system with the minimum capacity only, then adding components when the need for increased power arises.

•	The 129, -48VDC front access modular system provides an output of 600 Amps when fully equipped with rectifier modules or 160 Amps of +24VDC from converters. It provides flexible load distribution and meter, monitor and control unit (MMC) capability. This system provides customers with ample power in a small area, saving room for revenue-generating equipment in applications where space considerations are critical.

“Even as we accelerate the development of these new products, we continued to align operations to reflect market conditions, reduce our costs and become ever more efficient, even as we improve the customer experience,” said Green. “We are increasingly optimistic of the future. We believe the market has turned in our favor and will continue its perhaps unsteady but positive direction.”

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, November 10, 2004, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

PECO II, Inc. Third-quarter 2004 Results/4

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within in the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future, and include statements in this document regarding: the continuation of moderate increases in revenues (introductory bullet point number 1); expectation of a break-even fourth quarter (introductory bullet point number 4 and paragraph 6); projected increase in bookings volume (paragraph 6); improvement of the global economy (paragraph 10); driving forces behind the Company’s customers’ capital expenditure programs and the Company’s positioning to benefit from such programs (paragraph 10); the Company’s strategy resulting in new opportunities for the Company’s products (paragraph 12); the Company’s accelerated and focused product development program (paragraph 14); the Company’s optimism for the future (paragraph 15); and the positive direction of the Company’s markets (paragraph 15). These forward-looking statements include numerous risks and uncertainties, including, without limitation: a general economic recession; a downturn in our principal customers’ businesses; the volatility in the communications industry; the demand for communications equipment generally and in particular for the products and services offered by the Company; the Company’s ability to generate sales orders during fiscal 2004 and thereafter; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. One or more of these factors have affected, and in the future could affect, the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. There can be no assurances that the forward-looking statements included in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation of the Company, or any other person, that the objectives and plans of the Company will be achieved. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Third-quarter 2004 Results/5

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except for per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales:
Product	$6,165	$4,164	$14,806	$14,235
Services	3,033	4,349	8,155	15,246

	9,198	8,513	22,961	29,481
Cost of goods sold:
Product	4,682	4,242	12,907	15,714
Impairment of product segment machinery and equipment	—	—	—	3,300
Services	2,476	5,360	7,832	17,785
Inventory impairment	—	—	—	8,633

	7,158	9,602	20,739	45,432
Gross margin:
Product	1,483	(78)	1,899	(13,412)
Services	557	(1,011)	323	(2,539)

	2,040	(1,089)	2,222	(15,951)
Operating expenses:
Research, development and engineering	732	845	2,184	3,078
Selling, general and administrative	1,860	2,141	5,988	8,097
Impairment of service segment goodwill and other intangibles	—	—	—	5,700
Real estate impairment	—	—	—	1,096

	2,592	2,986	8,172	17,971

Loss from operations	(552)	(4,075)	(5,950)	(33,922)
Loss from joint venture	27	—	84	—

Loss from operations after joint venture	(579)	(4,075)	(6,034)	(33,922)
Interest income, net	44	9	96	61

Loss before income taxes	(535)	(4,066)	(5,938)	(33,861)
Provision for income taxes	(86)	—	(429)	54

Net loss	$(449)	$(4,066)	$(5,509)	$(33,915)

Net loss per common share:
Basic	$(0.02)	$(0.19)	$(0.26)	$(1.60)

Diluted	$(0.02)	$(0.19)	$(0.26)	$(1.60)

Weighted average common shares outstanding:
Basic	21,522	21,241	21,470	21,187

Diluted	21,522	21,241	21,470	21,187

PECO II, Inc. Third-quarter 2004 Results/6

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$13,500	$17,366
Accounts receivable	6,516	5,967
Inventories	8,224	8,573
Prepaid expenses and other current assets	473	410
Assets held for sale	4,136	4,136
Restricted cash	6,133	7,148

Total current assets	38,982	43,600

Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	10,363	9,945
Machinery and equipment	9,304	9,671
Furniture and fixtures	6,256	7,614

	26,177	27,484
Less-accumulated depreciation	(13,519)	(13,422)

Property and equipment, net	12,658	14,062
Other Assets:
Goodwill, net	7,842	7,842
Long term notes receivable	14	20
Investment in joint venture	17	—

Total Assets	$59,513	$65,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Borrowings under line of credit	$—	$—
Industrial revenue bonds	5,860	6,080
Capital leases payable	85	158
Accounts payable	2,117	1,113
Accrued compensation expense	1,476	1,492
Other accrued expenses	5,183	6,030
Accrued income taxes	170	579

Total current liabilities	14,891	15,452

Long-term Liabilities:
Capital leases payable, net of current portion	470	535

Total long-term liabilities	470	535
Shareholders’ Equity:
Common shares, no par value: authorized 50,000,000 shares; 22,201,666 shares issued at September 30, 2004 and December 31, 2003	2,816	2,816
Additional paid-in capital	110,330	110,726
Retained deficit	(67,836)	(62,327)
Treasury shares, at cost, 679,447 and 847,830 shares at September 30, 2004 and December 31, 2003, respectively	(1,158)	(1,678)

Total shareholders’ equity	44,152	49,537

Total Liabilities and Shareholders’ Equity	$59,513	$65,524

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